Exhibit 8.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

333 South Grand Avenue, Los Angeles, California 90071-3197

(213) 229-7000

www.gibsondunn.com

November 13, 2009

Direct Dial	Client Matter No.
(213) 229-7000	67293-00093
Fax No.

Capital One Financial Corporation

1680 Capital One Drive

Suite 1400

McLean, VA 22102

Re:	Capital One Capital VI $1,000,000,000 8.875% Cumulative Trust Preferred Securities

Ladies and Gentlemen:

We have acted as special tax counsel to Capital One Financial Corporation, a Delaware corporation (the “Company”) and Capital One Capital VI (the “Trust”), a statutory trust created under the laws of the State of Delaware, in connection with the preparation and filing of a Prospectus Supplement dated November 9, 2009 (the “Prospectus Supplement”), with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, relating to (A) 1,000,000 of the Trust’s 8.875% Cumulative Trust Preferred Securities (the “TP Securities”) to be issued by the Trust, (B) $1,000,010,000 aggregate principal amount of 8.875% Junior Subordinated Debt Securities of the Company due 2040, and (C) a guarantee of payment on the TP Securities to be issued by the Company.

We have examined such documents and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such

Capital One Financial Corporation

November 13, 2009

agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers, trustees and other representatives of the Company and the Trust, and others.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

The statements made in the Prospectus Supplement, under the caption “Material United States Federal Income Tax Considerations,” to the extent such statements describe the federal tax consequences of the purchase, beneficial ownership, and disposition of the TP Securities to the holders thereof described therein, are accurate in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

Our opinions expressed above are limited to the federal tax laws of the United States of America. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2009, and we further consent to the use of our name under the caption “Material United States Federal Income Tax Considerations” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP